Exhibit 99.1

Sino-Global Announces Appointment of New Chief Operating Officer

BEIJING, Oct. 3, 2011 /PRNewswire-Asia/ -- Sino-Global Shipping America, Ltd. (Nasdaq:SINO), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced the appointment of Mr. Zhi Kang Huang as Chief Operating Officer effective September 26, 2011.

Mr. Huang has served Sino-Global since 2002.  From 1999 to 2001, Mr. Huang served in various roles with Sinoagent.  He has been in charge of the Company's overseas business since July 2008 and the Company expects to enhance its overseas sales through his efforts.

Mr. Cao Lei, Sino-Global's Chief Executive Officer, stated, "Mr. Huang has been a key factor in the past growth in our overseas activities and we are highly confident that under his leadership Sino-Global's international footprint will increase significantly."

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from one of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACTS:
Ms. Apple Liang	Stephen D. Axelrod, CFA
Sino-Global, Beijing.	Wolfe Axelrod Weinberger Assoc. LLC
+86-10-6439-1888	Tel. (212) 370-4500 Fax (212) 370-4505